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                                                                EXHIBIT 12.2

                         U.S. BANCORP AND SUBSIDIARIES
                                 CAPITAL RATIOS

                                                                              June 30,
                                                                 ---------------------------------
(In Thousands)                                                       1996                 1995
                                                                 ------------         ------------
Total assets as reported                                         $32,789,437           $30,505,971
Shareholders' equity as reported                                   2,884,501             2,585,330
Tier 1 capital                                                     2,508,805             2,376,746
Total capital                                                      3,698,703             3,067,759
Weighted risk assets                                              31,126,640            27,028,298
Adjusted quarterly average assets                                 31,104,331            29,616,852

Ratios
Tier 1 capital to weighted risk assets                                  8.06%                8.79%
Total capital to weighted risk assets                                  11.88%               11.35%
Tier 1 capital to adjusted average assets (leverage ratio)              8.07%                8.02%





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